Exhibit 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Capital Brands, Inc. on Form S-8 of our report dated March 29, 1996, on our audits of the consolidated financial statements of Capital Brands, Inc. and Subsidiary as of December 31, 1995 and 1994 and for the years then ended, which report is included in the Company's Annual Report on Form 10-KSB.

COOPERS & LYBRAND L.L.P.

Miami, Florida
June 5, 1996